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                                                                    EXHIBIT 99.1
                             FOR IMMEDIATE RELEASE

                                                             Contact: Lew Nevins

                                                                  (214) 383-7940

                                                                       UW #96-06

              USA WASTE ANNOUNCES CLOSING OF WESTERN WASTE MERGER

                   AND NEW $750 MILLION BANK CREDIT FACILITY


         DALLAS, TX (May 7, 1996) -- USA Waste Services, Inc. (NYSE:UW) announced that its stockholders approved the merger with Western Waste Industries at their annual meeting today. Earlier in the day, stockholders of Western Waste approved the merger transaction with USA Waste Services.

         John E. Drury, USA Waste's Chief Executive Officer, said, "We are delighted to have completed this merger, one which makes USA Waste the third largest solid waste company in North America. Western Waste, with its established market presence and large asset base, gives us additional access to several new markets and a larger presence in some existing ones. Western's major market share in Southern California, together with USA Waste's recent entry into New York City, provide the Company with a strong presence in the two largest waste markets in the United States."

         Mr. Drury noted that the process of integrating Western Waste's operations with USA Waste's will move forward rapidly with substantial savings planned over the coming months.

         Kosti Shirvanian, Western Waste's Chairman and CEO, said, "I am excited about this merger and the great partnership we are forming. I believe Western Waste's shareholders, employees, customers and others will be well served by this merger. Western Waste was started over 40 years ago and, as a wholly owned subsidiary of USA Waste, our Company's spirit will continue to live and prosper with this combination."

         In connection with the merger, USA Waste also announced that it has arranged a new $750 million five year revolving credit facility with a consortium of banks led by The First National Bank of Boston, Bank of America Illinois and Morgan Guaranty Trust Company. The new facility will be used to refinance existing bank loans and letters of credit as well as fund additional acquisitions





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and working capital.  This facility offers the Company improved terms and financing flexibility while providing reduced borrowing costs that reflect a strengthened credit profile.

         At the annual meeting, USA Waste stockholders also approved the other proposals presented to them.

         USA Waste Services is an integrated solid waste management company serving municipal, commercial, industrial and residential customers in 24 states. The Company has annualized post-merger revenues of over $800 million and assets of over $1 billion.